EXHIBIT 99.1

TEXT OF PRESS RELEASE

(TROVER SOLUTIONS, INC. LOGO)

NEWS RELEASE

Contact:	Douglas R. Sharps
Chief Financial Officer
(502) 454-1365

TROVER SOLUTIONS 4th QUARTER OPERATING RESULTS
• EPS for the Quarter Increase 36% to $0.19 • EPS for the Year Increase 31% to $0.72

Louisville, Kentucky, February 4, 2003/PRNewswire/ – Trover Solutions, Inc. (NASDAQ: TROV) today reported earnings from operations of $0.19 per diluted share for the fourth quarter of 2002, an increase of 36% over adjusted diluted earnings per share of $0.14 for the same quarter last year. Adjusted earnings for the fourth quarter of 2001 exclude: [1] the loss of $18,000, net of tax, related to the sale of an office building and [2] goodwill amortization expense of $250,000, net of tax. The adoption of Statement of Financial Accounting Standard No. 142 (FAS 142) required all companies to cease amortizing goodwill effective January 1, 2002. Earnings per diluted share for the quarter increased 73% over the reported earnings per diluted share of $0.11 for the comparable quarter last year.

For the year ended December 31, 2002, earnings per diluted share were $0.72, a 31% increase over the $0.55 EPS for the comparable period last year on an adjusted basis and a 57% increase over the $0.46 EPS reported for the comparable period last year. Adjusted earnings for 2001 exclude: [1] the loss of $591,000, net of tax, related to the sale of an office building, [2] a gain of $681,000, net of tax, related to the reversal of a tax accrual related to the Company’s initial public offering in 1997, and [3] goodwill amortization expense of $976,000, net of tax.

The increases in EPS for the quarter and year ended December 31, 2002 over the comparable periods in 2001 resulted from increases in pretax income and reductions in the number of diluted weighted average shares outstanding. For the three months and year ended December 31, 2002, net income was $1.7 million and $6.8 million, respectively, compared to adjusted net income of $1.4 million and $5.5 million in the comparable three months and year ended December 31, 2001, respectively. The number of diluted weighted average shares outstanding declined 10% from the same quarter last year and 5% for the entire year in 2002 primarily as a result of the Company’s previously announced share repurchase program.

Revenues for the fourth quarter of 2002 were $16.9 million, 1% less than in the same quarter of 2001. For the year ended December 31, 2002, revenues were $69.5 million, 8% more than in the same period in 2001. Substantially all of the revenue for the three months and year ended December 31, 2002 was derived from the

Healthcare Recovery Services segment, except for approximately $278,000 and $678,000 of revenue from the Property and Casualty Recovery Services segment for the same periods, respectively.

Quarterly & Year-to-Date Condensed Income Statement
(In thousands, except per share results)

	3 Months ended		Year ended
	December 31,		December 31,

	2002	2001	2002	2001

Claims revenues	$16,895	$17,042	$69,478	$64,147
Cost of revenues	7,965	8,500	33,492	31,589

Gross profit	8,930	8,542	35,986	32,558
Support expenses	5,010	4,560	19,924	17,499
Research and development	—	122	—	537

EBITDA	3,920	3,860	16,062	14,522
Depreciation & amortization (1)	1,054	1,795	4,760	6,701

Operating profit	2,866	2,065	11,302	7,821
Interest income	69	55	262	785
Interest expense	115	161	494	903
Loss on property held for sale	—	30	—	1,010

Income before income taxes	2,820	1,929	11,070	6,693
Provision for income taxes	1,085	801	4,240	2,097

Net income	$1,735	$1,128	$6,830	$4,596

Basic weighted average shares	8,706	9,791	9,223	9,794

Diluted weighted average shares	8,909	9,940	9,478	9,955

Basic earnings per common share	$0.20	$0.12	$0.74	$0.47

Diluted earnings per common share	$0.19	$0.11	$0.72	$0.46

(1)	If the provisions of FAS 142 were applied to the quarter ended December 31, 2001, depreciation and amortization expense would have been $1,368, net income would have been $1,378 and diluted earnings per share would have been $0.14. If the provisions of FAS 142 were applied to the year ended December 30, 2001, depreciation and amortization expense would have been $5,033, net income would have been $5,572 and diluted earnings per share would have been $0.56.

Quarterly and Year-to-Date Segment Results

Quarterly and Year-to-Date segment profits and margins for the Company’s Healthcare Recovery Services, Property and Casualty Recovery Services and Software segments presented in the discussions below represent operating profits before 2001 goodwill amortization.

Healthcare Recovery Services
 ($in thousands)

	3 Months ended		Year ended
	December 31,		December 31,

	2002	2001	2002	2001

Segment revenues	$16,606	$16,966	$68,788	$63,960
Gross profit	$9,161	$8,627	$36,998	$32,868
Segment margin	55.2%	50.8%	53.8%	51.4%
Operating profit	$7,221	$6,261	$28,696	$23,719
Pretax income	$7,247	$6,249	$28,771	$23,980

The Company’s Healthcare Recovery Services segment derives its revenue from its four recovery-based products: healthcare subrogation, provider bill audit, overpayment recoveries, and physician audit. Healthcare segment revenues decreased 2%, or approximately $0.4 million, in the 2002 fourth quarter compared to the 2001 fourth quarter, primarily due to lower recoveries during the quarter.

Revenue for the year ended December 31, 2002 increased 8%, or approximately $4.8 million, compared to the same period in 2001. This increase in revenues came primarily from two sources. First, provider bill audit revenue increased approximately $3.4 million during the year ended December 31, 2002 over last year. The Company realized approximately $300,000 from a special provider bill audit project in the third quarter of 2002. The remainder of the increase in provider bill audit revenue was primarily the result of procedures implemented by the Company in late 2001 in response to various hospitals’ attempts to limit the Company’s access to medical records, which impeded the audit of provider bills. Second, the Company realized $462,000 and $1.7 million for the three months and year ended December 31, 2002, respectively, of incremental healthcare subrogation revenue from the previously reported fee increase associated with the decline in lives from UnitedHealth Group.

The Company previously announced that it expected the Healthcare Recovery Services segment to report for the year pretax income in the range of $28.0 million to $28.3 million on revenues in the range of $68.0 million to $68.8 million. The better than expected pretax income for the year resulted from lower than expected production expenses for the year.

The following tables present certain key operating information for the Healthcare Recovery Services segment for the periods indicated.

Healthcare Recovery Services — Lives Sold and Installed*
(In millions)

	3 Months ended		Year ended
	December 31,		December 31,

	2002	2001	2002	2001

Cumulative Lives Sold, Beginning Of Period	41.8	50.7	49.1	52.5
Lives from existing client loss, net (1)	(1.0)	(2.5)	(9.9)	(10.6)
Lives added from new contracts with existing clients	0.4	0.7	1.2	2.0
Lives added from contracts with new clients	0.4	0.2	1.2	5.2

Cumulative Lives Sold, End Of Period	41.6	49.1	41.6	49.1

Lives Sold Eliminations/Cross-Sold Lives (2)	12.9	7.3	12.9	7.3

Lives Installed, End Of Period	39.9	45.5	39.9	45.5

Lives Installed Eliminations/Cross-Installed Lives(3)	4.9	4.8	4.9	4.8

*	All references to “lives” in the table, whether reported as existing client loss, added from new contracts with existing clients or with new clients, lives sold, lives sold eliminations/cross-sold lives, lives installed or lives installed eliminations/cross-installed lives, are derived by the Company from information provided to it by clients and may contain estimates.

(1)	Represents the net of losses from contract terminations and organic declines in the clients’ installed base measured in the number of persons covered by clients; and gains from organic growth in the clients’ installed base measured in the number of persons covered by clients.

(2)	Lives Sold Eliminations/Cross-Sold Lives specifies the number of lives subject to client contracts under which the Company provides or will provide more than one healthcare recovery service to a client population. By contrast, the number of lives reported in “Cumulative Lives Sold, End of Period” does not take into account instances in which multiple healthcare recovery services are provided to the same client population.

(3)	Lives Installed Eliminations/Cross-Installed Lives specifies the number of lives as to which the Company provides more than one healthcare recovery service to a client population. By contrast, the number of lives reported in “Lives Installed, End of Period” does not take into account instances in which multiple healthcare recovery services are provided to the same client population.

The Company ended the quarter with 41.6 million lives sold, a net decrease of 0.2 million lives, or less than 1%, from the end of the third quarter of 2002. Compared to the end of the same quarter last year, net lives sold decreased by 7.5 million, or 15%. Of this decline, 4.5 million lives are from the previously reported UHG terminations of subrogation services.

Installed lives decreased by 0.9 million, net, during the fourth quarter to 39.9 million. During the fourth quarter of 2002, the Company installed approximately 157,000 new lives.

Healthcare Recovery Services — Key Operating Indicators
(Dollars in millions)

	3 Months ended		Year ended
	December 31,		December 31,

	2002	2001	2002	2001

Backlog (1)	$1,559.0 (2)	$1,414.8 (3)	$1,559.0 (2)	1,414.8 (3)
Claims recoveries	$60.9	$62.2	$248.8	$238.5
Throughput (4)	3.9%	4.4%	16.7%	18.4%
Effective fee rate	27.3%	27.3%	27.6%	26.8%

(1)	Backlog is the total dollar amount of potentially recoverable claims that the Company is pursuing or auditing on behalf of clients at a given point in time.

(2)	At December 31, 2002, approximately $370.2 million of the backlog derived from terminated clients and clients that, by that date, had given notice of termination.

(3)	At December 31, 2001, approximately $133.0 million of the backlog derived from terminated clients and clients that, by that date, had given notice of termination.

(4)	Throughput equals recoveries for the period divided by the average backlog at the beginning and end of the period.

Total backlog of $1,559.0 million at December 31, 2002 represents an increase of $28.0 million, or 2%, over total backlog at September 30, 2002. Compared to December 31, 2001, total backlog increased by $144.2 million, or 10%. The decrease in throughput both for the quarter and year ended December 31, 2002 compared with the same periods last year is primarily the effect of a shift in the backlog mix, with a greater percentage of backlog and recoveries coming from provider bill audit, which typically exhibits a lower throughput rate than healthcare subrogation.

Property and Casualty Recovery Services
 ($ in thousands)

	3 Months ended		Year ended
	December 31,		December 31,

	2002	2001	2002	2001

Segment revenues	$278	$76	$678	$187
Gross loss	$(69)	$(85)	$(426)	$(310)
Segment margin	N/M	N/M	N/M	N/M
Operating loss	$(208)	$(324)	$(973)	$(1,128)
Pretax loss	$(221)	$(327)	$(1,016)	$(1,142)

The Property and Casualty Recovery Services segment includes subrogation recovery services for property and casualty insurers, which the Company sells under the name TransPaC Solutions. TransPaC Solutions commenced operations as a development activity in late 2000. For the three months and year ended December 31, 2002, the Property and Casualty Recovery Services segment had a pretax loss of approximately $221,000 ($0.02 loss per diluted share) and $1.0 million ($0.07 loss per diluted share), respectively.

The following tables present key operating information for the Property and Casualty segment for the periods indicated.

TransPaC Solutions Contracts in Force

	3 Months ended		Year ended
	December 31,		December 31,

	2002	2001	2002	2001

Contracts in Force, Beginning Of Period	26	11	14	2
Outsourcing (1)	—	1	1	3
Referrals/Closed Claims (2)	1	2	13	9
Terminations	—	—	(1)	—

Contracts in Force, End Of Period	27	14	27	14

(1)	Outsourcing refers to the full replacement of a client’s internal subrogation recovery function by TransPaC Solutions, typically with a view to an ongoing relationship of indefinite period.

(2)	Referrals and Closed Claims refer to project-related work assumed by TransPaC Solutions, typically with files transmitted by clients from time to time.

TransPaC Solutions — Key Operating Indicators
(Dollars in millions)

	3 Months ended		Year ended
	December 31,		December 31,

	2002	2001	2002	2001

Backlog (1)	$15.3	$3.6	$15.3	$3.6
Claims recoveries	$1.2	$0.3	$2.8	$0.6
Throughput (2)	8.3%	9.1%	29.6%	16.7%
Effective fee rate	22.5%	24.2%	24.2%	29.2%

(1)	Backlog is the total dollar amount of potentially recoverable claims that the Company is pursuing on behalf of clients at a given point in time.

(2)	Throughput equals recoveries for the period divided by the average of backlog at the beginning and at the end of the period.

Software
 ($ in thousands)

	3 Months ended		Year ended
	December 31,		December 31,

	2002	2001	2002	2001

Segment revenues	$252	$0	$764	$0
Gross profit	$79	$0	$166	$0
Segment margin	31.3%	N/M	21.7%	N/M
Operating loss	$(149)	$(342)	$(651)	$(1,278)
Pretax loss	$(190)	$(350)	$(792)	$(1,309)

The Software segment’s primary product is subrogation recovery software in a browser-based application service provider (ASP) form under the name Troveris.

For the quarter ended December 31, 2002, Troveris had software revenue of approximately $252,000, all derived from internal clients (i.e., the Healthcare Recovery Services and Property and Casualty Recovery Services segments) except for $11,000. Troveris had a pretax loss of approximately $190,000 in the fourth quarter of 2002, or a loss of $0.01 per diluted share. For the year ended December 31, 2002, software revenue was $764,000, all derived internally except for $12,000, which resulted in a pretax loss of $792,000, or a loss of $0.05 per diluted share.

Consolidated Segment Information

Segment results for the three months and year ended December 31, 2002 and 2001 are as follows (in thousands):

	(Dollars in thousands)
	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

Segment Revenues:
Healthcare Recovery Services	$16,606	$16,966	$68,788	$63,960
Property and Casualty Recovery Services	278	76	678	187
Software	252	0	764	0
Eliminations	(241)	0	(752)	0

Total	$16,895	$17,042	$69,478	$64,147

Gross profit (loss):
Healthcare Recovery Services	$9,161	$8,627	$36,998	$32,868
Property and Casualty Recovery Services	(69)	(85)	(426)	(310)
Software	79	0	166	0
Eliminations	(241)	0	(752)	0

Total	$8,930	$8,542	$35,986	$32,558

Operating profit (loss)(1):
Healthcare Recovery Services	$7,221	$6,261	$28,696	$23,719
Property and Casualty Recovery Services	(208)	(324)	(973)	(1,128)
Software	(149)	(342)	(651)	(1,278)
Corporate	(3,998)	(3,103)	(15,770)	(11,824)

Total	$2,866	$2,492	$11,302	$9,489

Employees:
Direct operation employees	522	555	522	555
Support staff employees	144	143	144	143

Total	666	698	666	698

(1)	Operating profit by segment does not include goodwill amortization for the three months and year ended December 31, 2001.

Corporate

Unallocated corporate expenses for the three months and year ended December 31, 2002 were approximately $4.0 million and $15.9 million pretax, respectively, which is consistent with prior guidance. For the comparable periods of 2001, corporate expenses were approximately $3.2 million and $13.2 million pretax, respectively.

During the quarter ended December 31, 2002, the Company repurchased 279,500 shares of its common stock at a total cost of $1,348,115, and an average cost of $4.82 per share, under its stock repurchase program. Since the program began in 1999, the Company has repurchased 3,097,008 shares at a total cost of $13,590,229, and an average cost of $4.39 per share. Approximately $6.4 million remains available under the program for share repurchases.

At 10:00 am, Eastern Time, on Tuesday, February 4, 2003, management will discuss in a webcast the results for the fourth quarter of 2002. Investors can access this live video and audio presentation through Trover Solutions, Inc.’s website at www.troversolutions.com/current.html. A copy of this release, the presentation concerning this release and other investor relations materials can be accessed through Trover Solutions, Inc.’s website at www.troversolutions.com.

Trover Solutions, Inc. believes it is a leading independent provider of outsourcing of insurance subrogation and other claims recovery and cost containment services to the private healthcare payor and property and casualty industries. The Company’s other claims recovery services include clinical bill auditing and overpayments recovery.

This news release contains statements that constitute “Forward-looking Statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this news release include the intent, belief or current expectations of management with respect to current operating trends and Trover Solutions, Inc.’s future financial performance and operating results. Forward-looking statements in this release also include the assumptions on which such statements are based. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated in this release include, but are not limited to: the Company’s lack of operating history in the property and casualty market; its ability to successfully implement its sales and marketing strategy, product development strategy, operating strategy and acquisition strategy; its ability to manage growth; changes in laws and government regulations applicable to the Company; changes in the Company’s historical relationships among such key operating indicators as lives sold, lives installed, backlog and throughput and in the predictive value of these indicators with respect to certain aspects of the Company’s financial results; and all risks inherent in the development, introduction and implementation of a new product or service. Additional factors that could cause actual results to differ materially from those contemplated in this release can be found in Trover Solutions, Inc.’s Safe Harbor Compliance Statement included as Exhibit 99.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended by Exhibit 99.2 to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

TROVER SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
(In thousands, except per share information)

	December 31,	December 31,
	2002	2001

ASSETS
Current assets:
Cash and cash equivalents	$2,269	$2,547
Restricted cash	17,764	18,035
Accounts receivable, less allowance for doubtful accounts of $531 at December 31, 2002 and $509 at December 31, 2001	9,389	9,382
Other current assets	2,319	1,805

Total current assets	31,741	31,769

Property and equipment, net	6,452	6,619

Cost in excess of net assets acquired, net	29,146	29,146
Identifiable intangibles, net	3,810	4,372
Other assets	2,424	2,557

Total assets	$73,573	$74,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,653	$1,308
Accrued expenses	4,699	3,612
Accrued bonuses	3,208	2,239
Funds due clients	12,368	12,876
Income taxes payable	429	300
Deferred income tax liability	616	1,007

Total current liabilities	22,973	21,342
Other liabilities	3,151	2,355
Long-term borrowings	4,000	8,000

Total liabilities	30,124	31,697

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock
$.001 par value per share, 2,000 shares authorized, no shares outstanding	—	—
Common stock
$.001 par value per share, 20,000 shares authorized, 8,588 – December 31, 2002 and 9,791 – December 31, 2001 shares outstanding	12	12
Capital in excess of par value	23,154	22,758
Other	(926)	(973)
Unearned compensation	(39)	—
Treasury stock at cost, 3,088 shares at December 31, 2002 and 1,792 shares at December 31, 2001	(13,553)	(7,116)
Other comprehensive income	(87)	27
Retained earnings	34,888	28,058

Total stockholders’ equity	43,449	42,766

Total liabilities and stockholders’ equity	$73,573	$74,463